The Companies Act
(Revised)

Company Limited by Shares

Amended and Restated
Memorandum of Association
of
Bit Digital, Inc

(Adopted by Special Resolution dated 20 April 2021)

1. The name of the Company is **Bit Digital, Inc**

2. The registered office will be situated at the offices of Corporate Filing Services Ltd., P.O. Box 613, Harbour Centre, George Town, Grand Cayman KY1-1107, Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3. The objects for which the Company is established are unrestricted and the Company shall have full power to carry out any object not prohibited by any law as provided by Section 7 (4) of the Companies Act (Revised).

4. Except as prohibited or limited by the laws of the Cayman Islands, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in any part of the world whether as principal, agent, contractor or otherwise.

5. The Company shall not be permitted to carry on any business where a licence is required under the laws of the Cayman Islands to carry on such a business until such time as the relevant licence has been obtained.

6. If the Company is an exempted company, its operations will be carried on subject to the provisions of Section 174 of the Companies Act (Revised).

7. The liability of each Member is limited to the amount from time to time unpaid on such Member's share.

8. The authorised share capital of the Company is US$1,500,000 consisting of 140,000,000

Ordinary Shares of US$0.01 each and 10,000,000 Preference Shares of US$0.01 each, with the power for the Company to increase or reduce the said capital and to issue any part of its capital, original or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the condition of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

9. The Financial Year End for the Company shall be 31 December unless the directors otherwise prescribe.

The Companies Act
(Revised)

Company Limited by Shares

Amended and Restated
Articles of Association
of
Bit Digital, Inc

(Adopted by Special Resolution dated 20 April 2021)

1. The Regulations contained or incorporated in Table A of the First Schedule of the Law (as defined below) shall not apply to this Company.

INTERPRETATION

2. (a) In these Articles the following terms shall have the meanings set opposite unless the context otherwise requires:-

Articles	these Articles of Association as from time to time amended by Special Resolution
Auditors	the Auditors for the time being of the Company, if any
Company	**Bit Digital, Inc**
Directors	the directors of the Company for the time being or, as the case may be, the directors assembled as a board
EIP Share	any Ordinary Share which has been, or will be, issued to a Member pursuant to the Company's employee incentive plan (as such plan may be amended or varied from time to time)
the Law	the Companies Act (Revised) of the Cayman Islands and any amendment or other statutory modification thereof and where in these Articles any provision of the Law is referred to, the reference is to that provision as modified by law for the time being in force

Member	a person who is registered in the Register of Members as the holder of any Share in the Company
Month	a calendar month
Ordinary Resolution	a resolution of a general meeting passed by a majority of the Members entitled to vote thereat present at the meeting or a written resolution signed by all Members entitled to vote
Ordinary Share	an ordinary share of US$0.01 par value in the capital of the Company having the rights set out in these Articles
Original Purchase Price	with respect to any Share, the amount credited for the issuance of that Share
Preference Share	a preference share of US$0.01 par value in the capital of the Company having the rights set out in these Articles
Registered Office	the registered office of the Company as provided in Section 50 of the Law
Register of Members	the register of Members to be kept pursuant to section 40 of the Law
Secretary	any person appointed by the Directors to perform any of the duties of the secretary of the Company and including any assistant secretary
Seal	the common seal of the Company or any facsimile for official seal for use outside of the Cayman Islands
Share	a share in the capital of the Company (and includes an Ordinary Share or a Preference Share)
Special Resolution	a resolution of a general meeting passed by a two-thirds majority of the Members entitled to vote thereat present at the meeting or a written resolution signed by all Members entitled to vote and otherwise in accordance with Section 60 of the Law

(b) Unless the context otherwise requires, expressions defined in the Law and used herein shall have the meanings so defined.

(c) In these Articles unless the context otherwise requires:-

(i) words importing the singular number shall include the plural number and vice-versa;

(ii) words importing the masculine gender only shall include the feminine gender; and

(iii) words importing persons only shall include companies or associations or bodies of persons whether incorporated or not.

(d) The headings herein are for convenience only and shall not affect the construction of these Articles.

3. (a) Subject to the provisions, if any, in that behalf in the Memorandum of Association or in these Articles, and without prejudice to any special rights previously conferred on the holders of existing Shares, any Share may be issued with such preferred, deferred, or other special rights, or such restrictions, whether in regard to dividend, voting, return of Share capital or otherwise, as the Company may from time to time by Special Resolution determine, and subject to the provisions of section 37 of the Law, any Share may, with the sanction of a Special Resolution, be issued on the terms that it is, or at the option of the Company or the holder is liable, to be redeemed. For the avoidance of doubt, the issuance of EIP Shares will not require any additional approvals of the Members.

(b) If at any time the share capital is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied with the consent in writing of the holders of three-fourths of the issued Shares of that class or with the sanction of a resolution passed by not less than three-fourths of such holders of the Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To every such separate general meeting, the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be any one or more persons holding or representing by proxy not less than one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

4. (a) Every person whose name is entered as a Member in the Register of Members shall, without payment, be entitled to a certificate under the seal of the Company specifying the Share or Shares held by him and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several persons, the

Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all.

(b) If a Share certificate is defaced, lost or destroyed it may be renewed on payment of such fee, if any, and on such terms, if any, as to evidence and indemnity, as the Directors think fit.

5. Except as required by law, no person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or actual interest in any Share (except only as by these Articles or by law otherwise provided or under an order of a court of competent jurisdiction) or any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder, but the Company may in accordance with the Law issue fractions of Shares.

6. The Shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Law) allot, grant options over, or otherwise dispose of them to such persons, on such terms and conditions, and at such times as they think fit, but so that no Share shall be issued at a discount, except in accordance with the provisions of the Law.

LIEN

7. The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that Share, and the Company shall also have a lien on all Shares (other than fully paid-up Shares) standing registered in the name of a single person for all moneys presently payable by him or his estate to the Company; but the Directors may at any time declare any Share to be wholly or in part exempt from the provision of this Article. The Company's lien, if any, on a Share shall extend to all dividends payable thereon.

8. The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the persons entitled thereto by reason of his death or bankruptcy.

9. For giving effect to any such sale, the Directors may authorise some person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any

irregularity or invalidity in the proceedings in reference to the sale.

10. The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the person entitled to the Shares at the date of the sale.

CALLS ON SHARES

11. The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their Shares provided that no call shall be payable earlier than one month from the last call; and each Member shall (subject to receiving at least fourteen days, notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his Shares.

12. The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

13. If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of six per cent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

14. The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

15. The Directors may make arrangements on the issue of Shares for a difference between the holders in the amount of calls to be paid and in the times of payment.

16. The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any Shares held by him; and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction at the Company in general meeting six per cent per annum) as may be agreed upon between the Member paying the sum in advance and the Directors.

FORFEITURE OF SHARES

17. If a Member fails to pay any call or installment of a call on the day appointed for

payment thereof, the Directors may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued.

18. The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

19. If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

20. A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors think fit.

21. A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares, but his liability shall cease if and when the Company receives payment in full of the amount due on the Shares.

22. A statutory declaration in writing that the declarant is a Director of the Company, and that a Share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the Share. The Company may receive the consideration, if any, given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the person to whom the Share is sold or disposed of and he shall thereupon be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

23. The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had been made payable by virtue of a call duly made and notified.

TRANSFER AND TRANSMISSION OF SHARES

24. The instrument of transfer of any Share shall be executed by or on behalf of the transferor

(but need not be executed by or on behalf of the transferee unless the Share has been issued nil paid), and the transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof.

25. Shares shall be transferred in the following form, or in any usual or common form approved by the Directors:

I, ____________ of ___________ in consideration of the sum of $____ paid to me by ____________ of _____________ (hereinafter called "the Transferee") do hereby transfer to the Transferee the __ Share (or Shares) numbered __ in the Company called [ ], to hold the same unto the Transferee, subject to the several conditions on which I hold the same.

As witness our hands on the ______ day of __________ 20____.

____
Transferor

26. The Directors may, in their absolute discretion and without assigning any reason therefore decline to register any transfer of Shares to a person of whom they do not approve. The Directors may also suspend the registration of transfers at such times and for such periods (not exceeding thirty days in aggregate in each year) as the Directors may from time to time determine. The Directors may decline to recognise any instrument of transfer unless (a) a fee not exceeding one dollar is paid to the Company in respect thereof, and (b) the instrument of transfer is accompanied by the certificate of the Shares to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

If the Directors refuse to register a transfer of Shares, they shall within one month after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

27. The legal personal representative of a deceased sole holder of a Share shall be the only person recognised by the Company as having any title to the Share. In case of a Share registered in the names of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only persons recognised by the Company as having any title to the Share.

28. Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt person could have made; but the Directors shall, in either case, have

the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt person before the death or bankruptcy.

29. A person becoming entitled to a Share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

CONVERSION OF SHARES INTO STOCK

30. The Company may by ordinary Resolution convert any paid-up Shares into stock, and reconvert any stock into paid-up Shares of any denomination.

31. The holders of stock may transfer the same, or any part thereof in the same manner and subject to the same regulations as and subject to which the Shares from which the stock arose might prior to conversion have been transferred, or as near thereto as circumstances admit; but the Directors may from time to time fix the minimum amount of stock transferable, and restrict or forbid the transfer of fractions of that minimum, but the minimum shall not exceed the nominal amount of the Shares from which the stock arose.

32. The holders of stock shall, according to the amount of the stock held by them, have the same rights, privileges and advantages as regards dividends, voting at meetings of the Company and other matters as if they held the Shares from which the stock arose, but no such privilege or advantage (except participation in the dividends and profits of the Company) shall be conferred by any such aliquot part of stock as would not, if existing as Shares, have conferred that privilege or advantage.

33. Such of the Articles of the Company as are applicable to paid-up Shares shall apply to stock, and the words "Share" and "Member" herein shall include "stock" and "stock-holder".

ALTERATION OF CAPITAL

34. The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such amount, as the resolution shall prescribe.

35. Subject to any direction to the contrary that may be given by the Company in general meeting, all new Shares shall be at the disposal of the Directors in accordance with Article 6.

36. The new Shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the Shares in the original

share capital.

37. The Company may by Ordinary Resolution:

(a) consolidate and divide all or any of its Share capital into Shares of larger amount than its existing Shares;

(b) sub-divide its existing Shares, or any of them, into Shares of smaller amount than is fixed by the Memorandum of Association, subject nevertheless to the provisions of section 13 of the Law; and

(c) cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

38. Subject to the provisions of the Law and the Memorandum of Association, the Company may purchase its own Shares, including any redeemable Shares, provided that the manner of purchase has first been authorised by Ordinary Resolution and may make payment therefor or for any redemption of Shares in any manner authorised by the Law, including out of capital.

STATUTORY MEETINGS

39. If required by the Law the Directors shall hold at least one Directors' meeting in the Cayman Islands in each calendar year.

GENERAL MEETINGS

40. The Directors may whenever they think fit, convene a general meeting. If at any time there are not sufficient Directors capable of acting to form a quorum, any Director or any one or more Members holding in the aggregate not less than one-third of the total issued share capital of the Company entitled to vote may convene a general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors. The Directors shall, upon the requisition in writing of one or more Members holding in the aggregate not less than one-tenth of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, convene a general meeting. Any such requisition shall express the object of the meeting proposed to be called, and shall be left at the Registered Office of the Company. If the Directors do not proceed to convene a general meeting within twenty-one days from the date of such requisition being left as aforesaid, the requisitionists or any or either of them or any other Member or Members holding in the aggregate not less than one-tenth of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, may convene a general meeting to be held at the Registered Office of

the Company or at some convenient place within the Cayman Islands at such time, subject to the Company's Articles as to notice, as the persons convening the meeting fix.

41. Not less than seven days notice (exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which the notice is given) specifying the place, the day and the hour of meeting and, in the case of special business, the general nature of that business shall be given in manner hereinafter provided, or in such other manner (if any) as may be prescribed by the Company in general meeting, to such persons as are entitled to vote or may otherwise be entitled under the Articles of the Company to receive such notices from the Company; but with the consent of all the Members entitled to receive notice of some particular meeting, that meeting may be convened by such shorter notice or without notice and in such manner as those Members may think fit.

42. The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any Member entitled to receive notice shall not invalidate the proceedings at any meeting.

43. (a) No business shall be transacted at any general meeting unless a quorum of Members is present at the time that the meeting proceeds to business; save as herein otherwise provided, one or more Members holding in the aggregate not less than one-third of the total issued share capital of the Company present in person or by proxy and entitled to vote shall be a quorum.

(b) An Ordinary Resolution or a Special Resolution (subject to the provisions of the Law) in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings, (or being corporations by their duly authorised representatives) including a resolution signed in counterpart by or on behalf of such Members or by way of signed telefax transmission, shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

44. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

45. The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

46. If there is no such chairman, or if at any meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the

Members present shall choose one of their number to be chairman.

47. The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

48. At any general meeting a resolution put to the vote of the meeting shall be decided an a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more Members present in person or by a proxy who together hold not less than fifteen per cent of the paid up capital of the Company entitled to vote, and, unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the minutes of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

49. If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

50. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

51. A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF MEMBERS

52. Subject to Article 117, on a show of hands every Member present in person or by proxy and entitled to vote shall have one vote and on a poll every Member entitled to vote shall have one vote for each Share of which he is the holder.

53. In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

54. A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee or other person in the nature of a committee appointed by that court, and any such committee or other person may vote by proxy.

55. No Member shall be entitled to vote at any general meeting, unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

56. On a poll votes may be given either personally or by proxy.

57. The instrument appointing a proxy shall be in writing under the hand of the Member or, if the Member is a corporation, either under seal or under the hand of a director or officer or attorney duly authorised. A proxy need not be a Member of the Company.

58. The instrument appointing a proxy shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, and in default the instrument of proxy shall not be treated as valid PROVIDED THAT the chairman of the meeting may in his discretion accept an instrument of proxy sent by telex or telefax upon receipt of telex or telefax confirmation that the signed original thereof has been sent.

59. An instrument appointing a proxy may be in the following form or any other form approved by the Directors:

[ ]

"I, ____________________________, of ________________________, hereby appoint ____________________________ of ________________________ as my proxy, to vote for me and on my behalf at the general meeting of the Company to be held on the ______ day of ________________, 20___.

Signed this ______ day of ________________________, 20___.

60. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

61. Any corporation which is a Member of the Company may by resolution of its Directors or any committee of the Directors authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were

an individual Member of the Company.

DIRECTORS AND OFFICERS

62. (a) The names of the first Directors shall be determined in writing by the subscribers of the Memorandum of Association.

(b) Notwithstanding any provision in these Articles to the contrary, a sole Director shall be entitled to exercise all of the powers and functions of the Directors which may be conferred on them by Law or by these Articles.

63. The remuneration of the Directors shall from time to time be determined by the Company in general meeting. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

64. No shareholding qualification shall be required for Directors unless otherwise required by the Company by Ordinary Resolution.

65. Any Director may in writing appoint another person who is approved by the majority of the Directors to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present, and where he is a Director, to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time, in writing, revoke the appointment of an alternate appointed by him and such appointment shall be revoked automatically if the appointor of the alternate ceases to be a Director at any time. Every such alternate shall be an officer of the Company and shall not be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

66. The Directors may by resolution, appoint one of their number to be President upon such terms as to duration of office, remuneration and otherwise as they may think fit.

67. The Directors may also by resolution appoint a Secretary and such other officers as may from time to time be required upon such terms as to duration of office, remuneration and otherwise as they may think fit. Such Secretary or other officers need not be Directors and in the case of the other officers may be ascribed such titles as the Directors may decide.

POWERS AND DUTIES OF DIRECTORS

68. The business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all such powers of the Company as are not, by the Law or these Articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any clause of these Articles, to the provisions of the Law, and to such regulations, being not inconsistent with the aforesaid clauses or provisions, as may be prescribed by the Company in general meeting but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

69. The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

70. (a) The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

(b) The Directors may delegate any of the powers exercisable by them to a Managing Director or any other person or persons acting individually or jointly as they may from time to time by resolution appoint upon such terms and conditions (including without limitation as to duration of office and remuneration) and with such restrictions as they may think fit, and may from time to time by resolution revoke, withdraw, alter or vary all or any such powers.

(c) All cheques promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

71. The Directors shall cause minutes to be prepared:-

(a) of all appointments of officers made by the Directors;

(b) of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c) of all resolutions and proceedings at all meetings of the Members of the Company and of the Directors and of committees of Directors; and the chairman of all such meetings or of any meeting confirming the minutes thereof shall sign the same.

DISQUALIFICATION AND CHANGES OF DIRECTORS

72. The office of Director shall be vacated if the Director:-

(a) becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(b) is found to be or becomes of unsound mind; or

(c) resigns his office by notice in writing to the Company.

73. The number of Directors shall be not less than one, nor unless the Company in general meeting may otherwise determine, more than ten.

74. Any casual vacancy occurring in the Board of Directors may be filled by the Directors.

75. The Directors shall have the power at any time, and from time to time, to appoint a person as an additional Director or persons as additional Directors.

76. The Company may by Ordinary Resolution remove a Director before the expiration of his period of office, and may by Ordinary Resolution appoint another person in his stead.

PROCEEDINGS OF DIRECTORS

77. The Directors may meet together (either within or without the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings, as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote.

78. A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time, summon a meeting of Directors by at least five days notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered PROVIDED HOWEVER that notice may be waived by all the Directors (or their alternates) either at, before or after the meeting is held PROVIDED FURTHER that notice or waiver thereof may be given by telex or

telefax.

79. The quorum necessary for the transaction of the business of the Directors, may be fixed by the Directors and unless so fixed by the Directors, shall be two Directors save where the subscriber of the Memorandum of Association or the Members in general meeting have appointed a sole Director when such Director acting alone shall constitute a quorum. For the purpose of this Article, an alternate appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

80. The continuing Directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to the Articles of the Company as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

81. Any Director or officer may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or officer PROVIDED THAT nothing herein contained shall authorise a Director or officer or his firm to act as Auditor of the Company.

82. No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon and a general notice that a Director or alternate Director is a shareholder of any specified firm or company and/or is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure hereunder and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

83. The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

84. The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

85. A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

86. A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present and in case of an equality of votes the chairman shall not have a second or casting vote.

87. All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

88. Upon the Directors (being in number at least a quorum) signing the minutes of a meeting of the Directors the same shall be deemed to have been duly held notwithstanding that the Directors have not actually come together or that there may have been a technical defect in the proceedings. A resolution signed by all such Directors, including a resolution signed in counterpart by the Directors or by way of signed telefax transmission, shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. To the extent permitted by law, the Directors may also meet by telephone conference call where all Directors are capable of speaking to and hearing the other Directors at the same time.

SEALS AND DEEDS

89. (a) If the Directors determine that the Company shall have a common Seal, the Directors shall provide for the safe custody of the common Seal and the common Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, and in the presence of a Director and of the Secretary or, in place of the Secretary, by such other person as the Directors may appoint for the purpose; and that Director and the Secretary or other person as aforesaid shall sign every instrument to which the common Seal of the Company is so affixed in their presence. Notwithstanding the provisions hereof, annual returns and notices filed under the Law may be executed either as a deed in accordance with the Law or by the common Seal being affixed thereto in either case without the authority of a resolution of the Directors by one Director or the

Secretary.

(b) The Company may maintain a facsimile of any common Seal in such countries or places as the Directors shall appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of the Directors and in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the common Seal had been affixed in the presence of and the instrument signed by a Director and the Secretary or such other person as the Directors may appoint for the purpose.

(c) In accordance with the Law, the Company may execute any deed or other instrument which would otherwise be required to be executed under Seal by the signature of such deed or instrument as a deed by two Directors of the Company or where there is a Sole Director of the Company, by such Sole Director, or by a Director and the Secretary of the Company or, in place of the Secretary, by such other person as the Directors may appoint or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by two Directors of the Company, or a Sole Director or by a Director and the Secretary or such other person as aforesaid.

DIVIDENDS AND RESERVE

90. Subject to Article 117, the Company may by Ordinary Resolution declare dividends, but no dividend shall exceed the amount recommended by the Directors.

91. The Directors may from time to time pay to the Members interim dividends.

92. No dividend shall be paid otherwise than out of profits or out of monies otherwise available for dividend in accordance with the Law.

93. Subject to the rights of persons, if any, entitled to Shares with special rights as to dividends, all dividends on any class of Shares not fully paid shall be declared and paid according to the amounts paid on the Shares of that class, but if and so long as nothing is paid up on any of the Shares in the Company, dividends may be declared and paid according to the number of Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this article as paid on the Share.

94. The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising

dividends, or for any other purpose to which the profits of the Company may be properly applied, and pending such application may, at their like discretion, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

95. If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other monies payable on or in respect of the Share.

96. Any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto or in the case of joint holders to any one of such joint holders at his registered address or to such person at such address as the Member or person entitled or such joint holders, as the case may be, may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled or such joint holders, as the case may be, may direct.

97. The Directors may declare that any dividend is paid wholly or partly by the distribution of specific assets and in particular of paid-up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises with regard to such distribution, the Directors may settle the same as they, think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

98. No dividend shall bear interest against the Company.

CAPITALISATION OF PROFITS

99. The Company may upon the recommendation of the Directors by Ordinary Resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company's reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution (and not required for paying any preferential dividends on Shares) and to appropriate such sums to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all action and things required to give effect to such capitalisation, with full power to the Directors to make such provision as they think fit for the case of Shares becoming distributable in fractions (including provision whereby the benefit of fractional entitlements accrue to the Company rather

than to the Members concerned). The Directors may authorise any person to enter on behalf of all the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

ACCOUNTS

100. The books of account relating to the Company's affairs shall be kept in such manner as may be determined from time to time by the Company by Ordinary Resolution or failing such determination by the Directors of the Company.

101. The Company may by Ordinary Resolution from time to time determine or, failing such determination, the Directors may from time to time determine that Auditors shall be appointed and that the accounts relating to the Company's affairs shall be audited in such manner as the Company by Ordinary Resolution or the Directors (as the case may be) shall determine PROVIDED THAT nothing contained in this Article shall require Auditors to be appointed or the accounts relating to the Company's affairs to be audited.

WINDING UP

102. If the Company shall be wound up, the liquidator may, subject to these Articles and with the sanction of a Special Resolution of the Company and any other sanction required by the Law, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributors as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any Shares or other securities upon which there is any liability. This Article is to be without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

103. If the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the Shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the Shares held by them respectively. This Article is to be without prejudice to the rights of the holders of Shares issued upon

special terms and conditions.

NOTICES

104. (a) A notice may be given by the Company to any Member either personally or by sending it by post, telex or telefax to him to his registered address, or (if he has no registered address) to the address, if any, supplied by him to the Company for the giving of notices to him.

(b) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying, and posting a letter containing the notice (by airmail if the address is outside the Cayman Islands) and to have been effected, in the case of a notice of a meeting at the expiration of three days after the time at which the letter would be delivered in the ordinary course of post.

(c) Where a notice is sent by telex or telefax, service of the notice shall be deemed to be effected by properly addressing and sending such notice through the appropriate transmitting medium and to have been effected on the day the same is sent.

105. If a Member has no registered address and has not supplied to the Company an address for the giving of notice to him, a notice addressed to him and advertised in a newspaper circulating in the Cayman Islands shall be deemed to be duly given to him at noon on the day following the day on which the newspaper is circulated and the advertisement appeared therein.

106. A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register of Members in respect of the Share.

107. A notice may be given by the Company to the person entitled to a Share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any supplied for the purpose by the persons claiming to be so entitled or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

108. Notice of every general meeting shall be given in the same manner hereinbefore authorised to:

(a) every Member entitled to vote, except those Members entitled to vote who (having no registered address) have not supplied to the Company an address for the giving of notices to them; and

(b) every person entitled to a Share in consequence of the death or bankruptcy of a Member, who, but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other persons shall be entitled to receive notices of general meetings.

RECORD DATE

109. The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members and, for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within 90 days prior to the date of the declaration of such dividend, fix a subsequent date as the record date for such determination.

AMENDMENT OF MEMORANDUM AND ARTICLES

110. Subject to and insofar as permitted by the provisions of the Law, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association or these Articles in whole or in part provided however that no such amendment shall effect the rights attaching to any class of shares without the consent or sanction provided for in Article 3 (b).

ORGANISATION EXPENSES

111. The preliminary and organisation expenses incurred in forming the Company shall be paid by the Company and may be amortised in such manner and over such period of time and at such rate as the Directors shall determine and the amount so paid shall in the accounts of the Company, be charged against income and/or capital.

OFFICES OF THE COMPANY

112. Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company, in addition to its Registered Office, may establish and maintain an office in the Cayman Islands or elsewhere as the Directors may from time to time determine.

INDEMNITY

113. Every Director and officer for the time being of the Company or any trustee for the time being acting in relation to the affairs of the Company and their respective heirs, executors, administrators, personal representatives or successors or assigns shall, in the absence of wilful neglect or default, be indemnified by the Company against, and it shall be the duty of the Directors out of the funds and other assets of the Company to pay, all costs, losses, damages and expenses, including travelling expenses, which any such Director, officer or trustee may incur or become liable in respect of by reason of any contract entered into, or act or thing done by him as such Director, officer or trustee or in any way in or about the execution of his duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company and have priority as between the Members over all other claims. No such Director, officer or trustee shall be liable or answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of any security in or upon which any of the monies of the Company shall be invested or for any loss of the monies of the Company which shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, or for any other loss, damage or misfortune whatsoever which shall happen in or about the execution of the duties of his respective office or trust or in relation thereto unless the same happens through his own wilful neglect or default.

TRANSFER BY WAY OF CONTINUATION

114. The Company shall, subject to the provisions of the Statute and, with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and the Directors may cause an application to be made to the Registrar of Companies to deregister the Company.

FINANCIAL YEAR

115. The financial year end for the Company shall be 31 December unless the Directors otherwise prescribe.

RIGHTS ATTACHING TO PREFERENCE SHARES

116. The different classes of Shares confer upon the holders the same rights and rank pari passu in all respects, except as otherwise provided in these Articles or as may be determined by the directors pursuant to the powers conferred upon them by these

Articles.

117. Each Preference Share in the Company confers the following rights upon the Member:

Dividends

a. The holders of the then outstanding Preference Shares shall be entitled to receive, when, if and as paid or declared by the Directors, out of assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Ordinary Shares, dividends at the annual rate of eight percent (8%) of the Original Purchase Price per Preference Share, as adjusted for any share combinations or subdivisions, bonus issues and similar recapitalization events (**Recapitalization Events**). [Where, for any reason, the Company is unable to make the payment of the annual dividend for a particular period, the dividend will continue to accrue and be payable for such period and shall remain an outstanding obligation owing by the Company to such Members until such time as the outstanding dividend amounts are paid.][The right to dividends on Preference Shares shall not be cumulative, and no right shall accrue to holders of Preference Shares by reason of the fact that dividends on said Shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.][1]

Liquidation/Insolvency Preference

b. On a liquidation of the Company, the holder of any Preference Shares shall have the right to receive in preference to the holders of the Ordinary Shares, the greater of (A) the Original Purchase Price of that Preference Share (adjusted for any Recapitalization Events) plus any [declared][accrued] but unpaid dividends thereon[, but with no right to share in the distribution of any surplus assets of the Company[2]], or (B) that amount that such Preference Share would have received had it been converted into an Ordinary Share pursuant to Article 117(d) below on the day immediately prior to the date on which the Company entered liquidation (in which case the Company shall be deemed to have received a Conversion Notice in respect of such Preference Share on the day immediately prior to the date on which the Company entered liquidation).
c. On an insolvency, liquidation or winding up of the Company, the Members holding Preference shares shall be repaid in priority to the Members holding Ordinary Shares

Conversion

[1] TBC if fixed dividends are cumulative or not

[2] TBC if this is correct in how the liquidation preference is anticipated to work

d. Subject to the limitations set out below, the holder of any Preference Share may convert any Preference Shares held by them into Ordinary Shares of the Company on a one-for-one basis.
e. A conversion of a Preference Share pursuant to Article 117(d) above may be effected at any time by the holder thereof serving notice (a **Conversion Notice**) on the Company. Such notice may be given by personal service or by internationally recognised courier service to the Company at its registered office, or by internationally recognised courier service to the registered agent of the Company.
f. The holder of any Preference Shares shall not be permitted to convert its Preference Shares into Ordinary Shares if such conversion would result in such holder being the registered owner of more than 4.99% of the issued ordinary shares of the Company.
g. Any [declared][accrued] but unpaid dividends on any Preference Shares to be converted pursuant to Article 117(d) shall remain due and payable, notwithstanding the conversion of such Preference Shares.

Enhanced Voting Rights

h. For all matters relating to the Company requiring the votes of Members by a poll or by proxy, each Preference Share shall carry the equivalent number of votes as 50 Ordinary Shares.